Putnam Small Cap Growth Fund, June 30, 2013, annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

74DD1

Class A				  380

74DD2

Class R				   16
Class Y				   55

73A1

Class A	     		        0.083

73A2

Class R		 		0.038
Class Y		 		0.134


74U1

Class A				4,403
Class B				   32
Class C				  272
Class M				   47

74U2

Class R				  413
Class Y				  425

74V1

Class A				22.97
Class B				21.03
Class C				20.95
Class M				21.67

74V2

Class R				22.45
Class Y				23.53

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.